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                                                                   EXHIBIT 8.1

                        [BAKER BOTTS L.L.P. LETTERHEAD]


BAKER BOTTS L.L.P. TAX OPINION


#068626.0102


February 9, 2001


Reliant Energy Mid-Atlantic Power Holdings, LLC
1111 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

           We have acted as legal counsel to Reliant Energy Mid-Atlantic Partner Holdings, LLC, a Delaware limited liability company (the "Company"), in connection with the registration of the offer of (1) $210,000,000 8.554% Series A Exchange Pass Through Certificates due 2005, (2) $297,850,000 9.237% Series B Exchange Pass Through Certificates due 2017 and (3) $220,000,000 9.681% Series C Exchange Pass Through Certificates due 2026 (collectively, the "Exchange Certificates") in exchange for like principal amounts of existing pass through trust certificates pursuant to a registration statement on Form S-4, Reg. No. 333-51464 (the "Registration Statement") filed by the Company, Reliant Energy Maryland Holdings, LLC, a Delaware limited liability company, Reliant Energy Northeast Management Company, a Pennsylvania corporation, Reliant Energy Mid-Atlantic Power Services, Inc., a Delaware corporation, and Reliant Energy New Jersey Holdings, LLC, a Delaware limited liability company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended. Capitalized terms used but not defined in this opinion have the meanings assigned to such terms in the Registration Statement.

           The following opinion is based on our review of the Registration Statement and such other materials and documents as we have deemed appropriate. In rendering our opinion expressed below, we have assumed the accuracy of the matters described in the Registration Statement and that the transactions described in the Registration Statement will take place as stated therein.

           Based upon the foregoing, and subject to the assumptions and limitations set forth in the discussion in the Registration Statement under the caption "Material United States Federal Income Tax Consequences," such discussion represents our opinion as to the material United States federal income tax consequences of the Exchange Offer and of owning and disposing of the Exchange Certificates.

           We express no opinion as to any matter other than the opinion set forth above. Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on



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                                           2                    February 9, 2001


the date hereof. The conclusions reached in this opinion may change as a result of changes in any of the foregoing.

           We hereby consent the use of our name under the captions "Material United States Federal Income Tax Consequences" and "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.


                                               Very truly yours,

                                               BAKER BOTTS L.L.P.




                                               By: /s/ JOE S. POFF
                                                  ----------------------------


RH/JSP